Exhibit 99.2

May 6, 2015

FINAL

Talking Points – Employee Town Hall / Pre-Recorded Call for Employee Drivers

•	Hi everyone. Thanks for taking the time to gather today – I know you all have very busy schedules. [note – this line would not apply to the pre-recorded call for employee drivers]

•	As you likely saw, this afternoon we announced that we have agreed to be acquired by funds advised by Apax Partners, a global private equity firm with the financial expertise and resources we need to help us continue to grow.

•	Bottom line – this is very good news for Quality Distribution and for all of you. The leadership team and I are excited about Quality Distribution’s future prospects.

•	As a private company with Apax’s support, we will have the financial flexibility we need to pursue our current strategy of growing our Chemical and Intermodal businesses while managing the current market conditions in our energy business.

•	We plan to achieve this growth through internal investments and other initiatives and highly disciplined acquisitions in our current markets. And, rest assured, we’ll be highly selective with our acquisitions to make sure any transactions we take on are good strategic and cultural fits for our business.

•	And as we expand, this should mean more opportunities for everyone here.

•	We also believe the transaction will benefit our independent affiliates and customers.

•	Our independent affiliates will continue to have a partner in us that is committed to supporting them and helping them grow. We also believe our affiliates will gain more opportunities for expansion as we leverage our market leading position through internal growth and acquisitions.

•	We believe our customers will benefit from the fact that we’ll be a provider with increased scale and cost-effective capabilities.

•	We’ll be communicating these points to our independent affiliates and customers when we speak with them over the next few days.

•	Mitch and Ashish from Apax have been 100% supportive throughout this process and they and their team are very committed to helping us succeed.

•	Mitch and Ashish are also good people, and I’m excited for you to get the chance to meet them in the near future.

•	Apax understands our sector and has admired Quality Distribution for quite some time. Apax is particularly impressed with our business model, safety record, strategy, strong affiliate and customer relationships and recent growth.

•

Although we have entered into a merger agreement, this transaction hasn’t closed yet. While the proposed transaction with Apax is compelling on multiple levels, we’re going to engage in a 40-day go-shop process, which is essentially a market check to make sure there are no other

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May 6, 2015

FINAL

Talking Points – Employee Town Hall / Pre-Recorded Call for Employee Drivers

parties that may be interested in acquiring our Company at a higher price than what we announced. This standard process will ensure that we get the best possible deal we can for our shareholders.

•	Our current expectation is that we will complete the sale to Apax in the third quarter of this year. The transaction is subject to customary closing conditions, including shareholder approval and antitrust clearance by the government.

•	Please remember that we are still a publicly traded company, so there are some limits on what I can disclose, but we wanted to communicate the high points to you all directly today.

•	In the meantime, please stay focused on your work so that we can maintain our leading safety and service record.

•	We will keep you updated on the process to the best extent we can.

•	At this point, I want to take some time to answer any questions you may have. [note – this line would not apply to the pre-recorded call for employee drivers]

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